EXHIBIT 10.1

FIRST AMENDMENT TO CONTINGENT VALUE RIGHTS AGREEMENT

This First Amendment to Contingent Value Rights Agreement (this “Amendment”) dated as of November 1, 2021 (the “Amendment Effective Date”), is entered into by and among Oncternal Therapeutics, Inc. (F/K/A GTx, Inc.), a Delaware corporation (“Parent”), Marc S. Hanover, as representative of Holders (“Holders’ Representative”), and Computershare Inc., as Rights Agent, and amends that certain Contingent Value Rights Agreement dated as of June 7, 2019 by and among Parent, Holders’ Representative and Rights Agent (the “Agreement”).  Capitalized terms used herein without definition have the meanings provided to such terms in the Agreement.

RECITALS

WHEREAS, the transactions under that certain Merger Agreement, dated as of March 6, 2019, among Parent, Sub, and the Company closed on June 7, 2019.

WHEREAS, Parent and Holders’ Representative desire to amend the Agreement to revise certain terms related to the economic interests of Parent and Holders.

WHEREAS, pursuant to Section 4.3 of the Agreement, Parent determined it would no longer be commercially reasonable to expend any efforts to maintain and divest the SARM Technology, SARM Compounds and SARM Products and, effective March 31, 2020, Parent terminated the UTRF SARM License Agreement and no longer has any obligation to maintain or divest the SARM Technology.

WHEREAS, pursuant to Section 5.2 of the Agreement, the Acting Holders, the Holders’ Representative, Parent (when authorized by a Board Resolution), and the Rights Agent hereby provide their consent to amend the Agreement as set forth below.

AGREEMENT

The parties agree as follows:

1.Amendments

(a)Section 1.31 of the Agreement is hereby amended and restated in its entirety as follows:

““Net Sales Proceeds” means, for any CVR Payment Period and SARD Product, five percent (5%) of Adjusted Net Sales of such SARD Product (the “Base Proceeds”), minus up to fifty percent (50%) of all fees, milestones, royalties and other payments paid by Parent and its Affiliates during the CVR Term to any Third Party licensor (but excluding UTRF) in consideration for a license to such Third Party’s patents that would be infringed, absent such license, by the manufacture, use, sale or import of such SARD Product (such 50% amount, the “Third Party IP Credit”); provided that the Net Sales Proceeds for any CVR Payment Period and SARD Product will not be reduced on account of the Third Party IP Credit below fifty percent (50%) of the Base Proceeds.  “Adjusted Net Sales” means, for any CVR Payment Period, Net Sales for such CVR Payment Period minus royalties paid by Parent and its Affiliates to UTRF pursuant to the UTRF SARD License Agreement for such CVR Payment Period.  For clarity, if aggregate Net Sales for any SARD Product during any CVR Payment Period are less than zero, there will be no Net Sales Proceeds payable for such SARD Product for such CVR Payment Period.  For clarity, any particular amounts included in the Third Party IP Credit may not be deducted more than once from any Net Sales.”

(b)Section 1.35(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)with respect to a SARD Deal, the sum of: (i) all fees, milestone payments and royalties paid by Parent and its Affiliates to UTRF pursuant to the UTRF SARD License Agreement with respect to the SARD Technology or SARD Product or SARD Compound that is subject to such SARD Deal, plus (ii) all fees, milestones, royalties and other payments paid by Parent and its Affiliates to any other Third Party licensor in consideration for a license to such Third Party’s patents that would be infringed, absent such license, by the practice of such SARD Technology or the manufacture, use or sale of such SARD Product, plus (iii) all patent prosecution and maintenance costs incurred by Parent and its Affiliates for such SARD Technology, plus (iv) fifty percent (50%) of all Development Costs for such SARD Technology, SARD Compound or SARD Product, plus (v) one hundred percent (100%) of the out-of-pocket transaction costs incurred by Parent and its Affiliates to Third Parties for the negotiation, entry into and closing of such SARD Deal, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, in each case (i)-(v) to the extent such costs have been incurred following the Amendment Effective Date and during the CVR Term and are not reimbursed or paid to Parent or its Affiliate by a Third Party (including a Governmental Entity).”

(c)Section 2.4(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)Subsequent to any SARD Deal, within sixty (60) days after the end of each CVR Payment Period during the CVR Term, commencing with the CVR Payment Period in which Parent or its Affiliate first receives Gross Consideration, Parent shall deliver to the Holders’ Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, Parent shall pay the Rights Agent in U.S. dollars an amount equal to fifty percent (50%) of the Net Proceeds (if any) received in the applicable CVR Payment Period. For clarity, to the extent that any non-cash consideration in Gross Consideration is monetized after the end of the CVR Term, Parent will include a description of such non-cash consideration in the CVR Payment Statement for the CVR Payment Period in which it is received, and will make the applicable payment to the Rights Agent upon monetization of such non-cash consideration (regardless of whether such monetization occurs after the end of the CVR Term).  For further clarity, following a SARD Deal, any sale of SARD Products by the counterparty to such SARD Deal will not be included in Net Sales, and Parent shall not be obligated to make any payments to the Rights Agent regarding Net Sales Proceeds based on such sales (it being understood that payments made by such counterparty to Parent or its Affiliates based on such sales will be included in Gross Consideration).”

2.	Expenses. Parent shall pay the reasonable and documented fees and expenses of counsel for Holder’s Representative incurred in connection with this Amendment.
3.

Reference to and Effect on the Agreement.  On or after the Amendment Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby.

4.	No Other Amendments. Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.
5.	Recitals. The introductory paragraph and recitals of this Agreement are expressly incorporated herein and made part of this Agreement.
6.

Counterparts.  This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
7.

Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any principle or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

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IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers, and the Holders’ Representative has executed this Contingent Value Rights Agreement, as of the day and year first above written.

Oncternal Therapeutics, Inc.

By:/s/ James Breitmeyer

Name:James Breitmeyer, M.D., Ph.D.

Title:President and Chief Executive Officer

Computershare Inc.

Computershare Trust Company, N.A.

By:/s/ Collin Ekeogu

Name:Collin Ekeogu

Title:Manager, Corporate Actions

Marc S. Hanover

By:/s/ Marc S. Hanover

[Signature Page to First Amendment to Contingent Value Rights Agreement]